UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 25, 2017

WORLD POINT TERMINALS, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36049	46-2598540
(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400
St. Louis, Missouri 63105
(Address of Principal Executive Offices)

(314) 889-9660
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 – Other Events

On May 25, 2017, World Point Terminals, LP (NYSE: WPT) (the “Partnership”) received notice from Apex Oil Company, Inc. (“Apex”) exercising its right under the Terminaling Services Agreement, dated August 14, 2013, between Center Point Terminal Company, LLC and Apex, as amended (the “Agreement”) to terminate the Agreement with respect to certain terminal facilities subject to the Agreement, effective as of August 13, 2017. Specifically, Apex terminated the Agreement with respect to the following terminal facilities: (i) Albany; (ii) Baltimore; (iii) Glenmont; and (iv) Gates (the “Terminated Facilities”). Apex will remain under contract at the Terminated Facilities through August 13, 2017, and the Agreement will continue in full force and effect with respect to the other terminal facilities. Copies of the Agreement and its amendments have been filed with the Securities and Exchange Commission as exhibits to the Partnership’s periodic reports.

In the notice, Apex indicated that its decision to terminate the Agreement with respect to the Terminated Facilities is based upon current market conditions combined with Apex’s forecast of future market conditions and its recent utilization of the Terminated Facilities. Apex further stated that it remains interested in continuing to utilize the Terminated Facilities, but at to be agreed upon diminished capacities and rates.

The Partnership will explore all available options for recontracting tankage at the Terminated Facilities, including engaging in discussions with Apex regarding Apex’s potential continued use of the Terminated Facilities under renegotiated terms and conditions. The Partnership’s revenues related to the Terminated Facilities were $14.3 million for the fiscal year ended December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD POINT TERMINALS, LP

By:	WPT GP, LLC
its general partner

By:	/s/ Jonathan Q. Affleck
Name:	Jonathan Q. Affleck
Title:	Vice President and Chief Financial Officer

Date: May 26, 2017